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                                                                    Exhibit 99.1


                                    NEWS RELEASE

FOR IMMEDIATE RELEASE:                         FOR MORE INFORMATION,
JUNE 27, 2000                                  CONTACT: JOHN M. MENDEZ
                                                        AT (540) 326-9000
                                                        SAMUEL L. ELMORE
                                                        AT (304) 252-9400

                  FIRST COMMUNITY BANCSHARES, INC. AND CITIZENS
                 SOUTHERN BANK, INC. ANNOUNCE MERGER AGREEMENT

BLUEFIELD, VA - Jack H. Allison, Chairman of the Board of Citizens Southern Bank, Inc. in Beckley, West Virginia, and William P. Stafford, Chairman of the Board of First Community Bancshares, Inc., have announced the execution of a Definitive Agreement providing for the merger of Citizens Southern Bank, Inc. with and into First Community Bank, N. A., headquartered in Bluefield, Virginia. The merger will be accomplished through the exchange of 1.74 shares of First Community Bancshares, Inc. Common Stock for each share of Citizens Southern Common Stock in a tax-free exchange. The merger, which is pending regulatory approval as well as approval by the shareholders of Citizens Southern, is expected to be completed early in the Fourth Quarter of 2000. The transaction, currently valued at over $7 million, will be accounted for as a purchase transaction and will result in Citizens Southern becoming part of the $1.1 billion First Community Bank, N. A., which currently ranks as the third largest bank headquartered in the Commonwealth of Virginia. First Community Bank presently operates from 31 full service locations throughout the three-state region of Virginia, West Virginia, and North Carolina. West Virginia, however, accounts for the largest portion of First Community Bank's operations with West Virginia banking assets of over $665 million.

         Chairman Allison expressed his enthusiasm for the proposed merger, noting that Citizens' rapid growth over the last five years has outpaced growth in the bank's capital and the affiliation with First Community will provide continued opportunities for the bank in the Beckley market and the South Central West Virginia region with significantly increased lending opportunities, as well as other opportunities to grow the banking operations. Citizens Southern was organized in 1995 by a group of Beckley area


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businessmen and professionals who saw potential for a locally owned and operated banking organization. Allison noted that the affiliation with First Community offers the opportunity to continue the bank's focus on the Beckley region with strong community based decisions and enhanced product and lending opportunities.

         John M. Mendez, President and Chief Executive Officer of First Community Bancshares, noted that the Board of Citizens Southern has done an exceptional job establishing the bank in the Beckley market and has demonstrated its ability to grow the bank through its strong service-oriented approach. Mendez further noted that Samuel L. Elmore, Chief Executive Officer for Citizens, will remain in the Beckley market and will assume full responsibility for retail and business banking services in Beckley, as well as new duties as Vice President and Regional Director for First Community Bank's South Central West Virginia region. Mendez stated that Elmore has been a leading banker in the Beckley area for many years and both Elmore and the Citizens' Board members will be an important part of the bank's continued growth and success in the Beckley market.

         Mr. Elmore noted that this transaction provides for a substantial enhancement to the liquidity of Citizens' stock and upon consummation makes its shareholders immediately eligible to participate in stockholder dividends as declared by the First Community Board. The current indicated dividend rate for First Community would provide an annual pro forma dividend to Citizens' shareholders of approximately $1.60 per Citizen Southern share.

         Citizens Southern is a $65 million state-chartered bank with two offices located in Beckley, West Virginia. First Community Bancshares, Inc., the parent holding company for First Community Bank, N. A., presently reports total resources of $1.1 billion. First Community was recently highlighted in the ABA Banking Journal's "Banking's Top Performers," which ranked the top 100 banks in the nation with First Community ranking 84th among banks with resources of $1 billion or more on the strength of its 16.23% return on equity for the 1999 fiscal year. First Community Bancshares, Inc. Common Stock is traded under the symbol FCBC.OB with daily bid and ask quotations on the NASDAQ Level III Billboard. Baxter Fentriss and Company acted as financial advisor to Citizens Southern.